UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

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ATMEL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2007
9:00 a.m.

Dear Atmel Stockholders:

Notice is hereby given of a special meeting of stockholders to be held on May 18, 2007 at 9:00 a.m., local time, at the DoubleTree Hotel, 2050 Gateway Place, San Jose, California.

The special meeting was requested by George Perlegos to consider and vote on a proposal to remove five members of our Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. No other business will be conducted at the special meeting.

The Board of Directors is soliciting proxies against the Perlegos proposal. We unanimously urge you to vote AGAINST the removal of these five Directors.

Your vote is important. You may attend the special meeting and vote in person, or you may vote by submitting a proxy for the special meeting. Whether or not you plan to attend the special meeting, we request that you submit a proxy TODAY, voting “AGAINST” by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

If you attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting. You may also revoke any previously returned proxy by sending another later-dated proxy for the special meeting. If you have previously returned a proxy sent to you by Mr. Perlegos, we urge you to sign, date and return the enclosed WHITE proxy card marked “AGAINST.” Only your latest-dated proxy counts.

FOR THE BOARD OF DIRECTORS

Patrick Reutens
Secretary

San Jose, California
April 11, 2007

The Board of Directors unanimously opposes the Perlegos proposal and urges you not to sign or return any proxy sent to you by Mr. Perlegos.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
INFORMATION ABOUT OUR SOLICITATION OF PROXIES AND RELATED EXPENSES
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS May 18, 2007
INFORMATION CONCERNING SOLICITATION AND VOTING
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
PARTICIPANTS IN THE SOLICITATION
PROPOSAL ONE REMOVAL OF FIVE DIRECTORS AND REPLACEMENT WITH FIVE NEW DIRECTORS
SECURITY OWNERSHIP
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
OTHER MATTERS
APPENDIX A INFORMATION CONCERNING THE DIRECTORS AND CERTAIN OFFICERS OF ATMEL WHO MAY ALSO SOLICIT PROXIES

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What business will be conducted at the special meeting?

A:	This special meeting was requested by George Perlegos to consider and vote upon his proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos to serve as members of the Board until the Annual Meeting of Stockholders on July 25, 2007.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that stockholders vote AGAINST the proposal to remove five members of our Board (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos.

Q:	Who can vote at the special meeting?

A:	Stockholders of record as of April 5, 2007 are entitled to notice of, and to vote at, the special meeting.

Q:	What is the required quorum for the special meeting?

A:	The holders of a majority of Atmel’s outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting in order to conduct business at the special meeting. This is called a quorum. Shares represented by proxies that reflect abstentions or “broker non-votes” (shares of stock held of record by a broker as to which no voting direction or discretionary authority exists) will be counted for purposes of determining the presence of a quorum at the special meeting.

On April 5, 2007, 488,839,990 shares of our common stock were outstanding. For information regarding security ownership by management and 5% stockholders, see the section of this proxy statement entitled “Security Ownership.”

Q:	What vote is required to approve the proposal?

A:	You may vote AGAINST, FOR or ABSTAIN with respect to the proposal by George Perlegos to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is required to approve the Perlegos proposal. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the Perlegos proposal.

Each stockholder is entitled to one vote for each share of common stock held as of the record date.

Q:	Can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed WHITE proxy or proof of identification to the special meeting. If you hold your shares in a brokerage account in your broker’s name (this is called “street name”), you must request a legal proxy from your stockbroker in order to vote in person at the special meeting.

Q:	Can I vote my shares without attending the special meeting?

A:	Yes. Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the special meeting. If you are a stockholder of record you may vote without attending the special meeting only by submitting a proxy by telephone, by Internet or by signing, dating and returning a proxy card. If you hold your shares in street name you may vote by submitting voting instructions to your broker or other nominee, following the directions provided by such nominee.

Shares will be voted in accordance with the specific voting instructions on the WHITE proxy. Any WHITE proxies received by Atmel which are signed by stockholders but which lack specific instruction will be voted AGAINST the proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by George Perlegos.

Q:	Can I change my vote after I return my proxy?

A:	You may revoke any proxy and change your vote at any time before the vote at the special meeting. You may do this by:

• delivering written notice to Atmel prior to the time of voting, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, stating that your proxy is being revoked;

• signing a new proxy and presenting it at the special meeting prior to the time of voting; or

• attending the special meeting and voting in person.

Attending the special meeting will not revoke your proxy unless you specifically request it.

If you need additional proxy materials or have any questions, please call Innisfree M&A Incorporated. Stockholders call toll-free at (877) 456-3488. Banks and brokers call collect at (212) 750-5833.

INFORMATION ABOUT OUR SOLICITATION
OF PROXIES AND RELATED EXPENSES

Proxies are being solicited by and on behalf of the Board of Directors. Atmel will bear the entire cost of the Board’s solicitation of proxies in connection with the special meeting, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy and any additional soliciting material furnished to stockholders.

Atmel will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners.

Atmel has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for fees not to exceed $400,000, plus out-of-pocket expenses. Innisfree M&A Incorporated may solicit proxies by mail, advertisement, telephone, via the Internet or in person. Innisfree M&A Incorporated will employ approximately 100 people to solicit Atmel’s stockholders. In addition, directors, officers and other employees of Atmel may solicit proxies in connection with the special meeting, none of whom will receive additional compensation for such solicitations.

Atmel’s expenses related to the solicitation of proxies in connection with the special meeting are expected to be at least $5,075,000, of which approximately $993,000 has been spent to date. Appendix A sets forth certain information relating to Atmel’s directors, officers and other employees who will be soliciting proxies in connection with the special meeting.

ATMEL CORPORATION

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
May 18, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

These proxy materials are being furnished to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for the Special Meeting of Stockholders to be held on May 18, 2007, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein. The meeting will be held at the DoubleTree Hotel, 2050 Gateway Place, San Jose, California. This proxy statement and the accompanying WHITE proxy card are first being sent or given to Atmel stockholders on or about April 11, 2007.

This proxy statement contains important information to consider when deciding how to vote on the matters set forth in the Notice of Special Meeting of Stockholders.

George Perlegos, our former Chairman, President and CEO, requested the special meeting of stockholders in order to present a proposal to remove Messrs. Pierre Fougere, T. Peter Thomas, Chaiho Kim, David Sugishita, and Steven Laub, Atmel’s President and CEO, from the Board of Directors and to replace them with a slate of individuals nominated by Mr. Perlegos. The directors Mr. Perlegos is seeking to remove include all of our independent directors and constitute our entire Board of Directors other than Tsung-Ching Wu, P.h.D., our Executive Vice President, Office of the President.

George Perlegos requested the special meeting last August when Mr. Perlegos, his brother Gust Perlegos, and two other Atmel senior executives were terminated for cause by a special committee (comprised of the five directors that Mr. Perlegos seeks to remove) of Atmel’s Board of Directors following an eight-month investigation into the misuse of corporate travel funds. See “Background on the Calling of the Special Meeting,” below. On March 29, 2007, Mr. Perlegos notified Atmel that he also intends to nominate eight directors for election to the Company’s Board at Atmel’s annual meeting of stockholders on July 25, 2007.

Atmel believes that replacing Messrs. Fougere, Thomas, Kim, Sugishita and Laub, and Mr. Perlegos’s efforts to pursue two campaigns within two months of each other for the same purpose of removing those directors who terminated him, are contrary to the best interests of the Company and its stockholders. Each of these five directors has substantial experience and is committed to building value for Atmel and its stockholders and to good corporate governance. We believe removing virtually the entire Atmel Board, including its President and CEO, would significantly disrupt Atmel’s business and negatively impact the Company’s management, employees and customers, and would undermine the Board’s ongoing efforts to build shareholder value.

We urge you to join the Board of Directors in opposing Mr. Perlegos’ proposal by voting AGAINST the proposal to remove five current members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos by submitting the enclosed WHITE proxy card marked “AGAINST.” Please vote using the enclosed WHITE proxy card today by telephone, by Internet or by returning the WHITE proxy card in the postage-paid envelope provided.

Background on the Calling of the Special Meeting

In early July 2005, Atmel received information implicating an employee responsible for corporate travel in unauthorized activities involving the purchase of airline tickets and travel upgrades. Following an internal investigation indicating that the total impact on Atmel from these unauthorized activities exceeded $2 million and that employee’s termination, Atmel’s Audit Committee determined to engage independent outside counsel to investigate whether other Atmel personnel had personally benefited from the unauthorized activities.

Following an eight-month investigation, Atmel’s outside counsel delivered to the Audit Committee a final report (the “Final Report”) finding that George and Gust Perlegos had frequently used Atmel’s travel service for personal and family travel at Atmel’s expense. The investigation uncovered evidence that George Perlegos and his immediate family had obtained tickets for personal travel that were subsidized by Atmel at a total cost of approximately $170,000 and that Gust Perlegos and his immediate family had obtained tickets for personal travel that were subsidized by Atmel at a total cost of over $65,000. The Final Report also included facts tending to support a conclusion that there were serious internal control failures with respect to personal travel and accounting for travel expenses, and that George Perlegos knew of these failures.

Following its receipt of the Final Report on July 21, 2006, the Board of Directors formed a special committee consisting of all of Atmel’s independent directors, Messrs. Fougere, Thomas, Kim, Sugishita and Laub (the “Special Committee”), giving the Special Committee the full power and authority of the Board of Directors to take any action deemed to be appropriate on behalf of the Company with respect to the travel related expenses and other issues. Of those directors present at a meeting of the Board of Directors to consider the formation of the Special Committee (with Messrs. Gust Perlegos and Wu absent due to travel), only George Perlegos voted against the resolution forming the Special Committee.

In late July 2006, the Special Committee met with George Perlegos to discuss the independent investigator’s findings. Also, the Audit Committee resolved to obtain an independent review by another outside counsel of the initial investigation. This second review concluded that the investigation had been fairly and thoroughly conducted, and that the investigation provided a good faith basis to terminate George Perlegos and Gust Perlegos for cause.

On August 3, 2006, the Special Committee unanimously resolved to terminate for cause George and Gust Perlegos and two other corporate officers for their conduct in obtaining personal travel at Atmel’s expense. George and Gust Perlegos were notified of this action on August 5, 2006. That same day, George Perlegos, in his capacity as then Chairman of the Board, requested a special meeting of Atmel’s stockholders for the purpose of removing all of the members of the Board of Directors who served on the Special Committee. Thereafter, Atmel’s Board of Directors removed George Perlegos as Chairman of the Board, replacing him with David Sugishita. At the Board’s direction, Mr. Sugishita acted to rescind the calling of the special meeting of stockholders.

On August 7, 2006, George and Gust Perlegos commenced litigation against Atmel and the members of the Special Committee in the Delaware Court of Chancery challenging their termination for cause and the rescission of the call for the special meeting. Following trial, the court refused to invalidate the termination of employment of George Perlegos and Gust Perlegos. The court found that the Special Committee’s decision to terminate them for cause followed a fair and reasonable process, initiated in good faith, during which “[George and Gust Perlegos] had adequate opportunities to be more forthcoming and to explain further their understanding of the facts” to the investigators. In its decision, the court stated that “the record refutes any contention of the Plaintiffs [George and Gust Perlegos] that they are innocent of material wrongdoing” and that “the Perlegoses have not demonstrated any right to hold any office at Atmel.” The court also ordered Atmel to hold the special meeting requested by Mr. Perlegos, finding that Atmel did not have sufficient justification to cancel the special meeting once it had been called, and set the date of May 18, 2007 for the special meeting.

Atmel’s New Strategic Initiatives to Enhance Shareholder Value

As announced in December 2006, under the stewardship of our current Board of Directors, including Steven Laub, our new President and CEO, Atmel has implemented strategic restructuring initiatives designed to enhance profitability, accelerate the Company’s growth and reduce costs. These initiatives include:

•	A focus on Atmel’s high-growth, high-margin proprietary product lines. To better align Atmel’s resources with high-growth opportunities, Atmel is redeploying resources to accelerate the design and development of leading-edge products that target expanding markets and is halting development on lesser, unprofitable, non-core products.

•	Optimizing Atmel’s manufacturing operations. Atmel is seeking to sell its wafer fabrication facilities in North Tyneside, United Kingdom and Heilbronn, Germany. These actions are expected to increase manufacturing efficiencies by better utilizing remaining wafer fabrication facilities while reducing future capital expenditure requirements.

•	The adoption of a fab-lite strategy. Through better utilization of its remaining wafer fabs and the substantial expansion of its external foundry relationships, Atmel will significantly reduce manufacturing costs and continue to design and develop innovative new products utilizing world-class manufacturing facilities.

Together, these initiatives are enabling the Company to reduce manufacturing costs and capital expenditures, and increase operating efficiencies. As a result of these initiatives, the Company anticipates cost savings in the range of $70 million to $80 million in 2007 reaching an annual rate of $80 million to $95 million by 2008. Through a combination of voluntary resignations, attrition and other actions, Atmel also expects a reduction in its non-manufacturing workforce of approximately 300 employees, or ten percent. The Company anticipates headcount to be further reduced by approximately 1,000 employees upon completion of the sales of the North Tyneside and Heilbronn wafer fabrication facilities.

Atmel’s Corporate Governance

Atmel’s current corporate governance practices and policies are designed to promote shareholder value, and under the stewardship of its current management and Board of Directors, Atmel is committed to best practices in corporate governance, including:

•	the roles of Chairman and CEO have been separated, and our current Chairman, Mr. Sugishita, is an independent outside director;

•	the Board of Directors is comprised of a majority of independent directors who have no affiliation with Atmel;

•	all Atmel directors are elected annually; the Company does not have a classified Board with staggered terms;

•	Atmel’s Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee are comprised solely of independent directors;

•	a simple majority vote of the outstanding shares entitled to vote thereon is required to approve a merger or an amendment to our certificate of incorporation following approval by the Board of Directors; and

•	Atmel has opted out of Section 203 of the General Corporation Law of the State of Delaware, an “anti-takeover” provision which could deter a third party from seeking to acquire Atmel.

The Board of Directors regularly reviews additional policies and procedures to strengthen Atmel’s corporate governance. On March 23, 2007, the Board of Directors implemented additional corporate governance measures, including:

•	amendment of the Company’s by-laws to require majority voting for directors, except in contested elections. This amendment to adopt majority voting for directors has no effect on the vote required to remove directors at the special meeting or on the vote that would be required to elect a dissident slate at an annual meeting;

•	adoption of formal corporate governance guidelines which are publicly available on the Company’s website, including:

•	requiring directors to offer to resign upon a material change in their employment, subject to the Board’s acceptance; and

•	limiting the number of public company boards on which directors may serve.

Background on Directors Mr. Perlegos Wants to Remove

The names of the directors Mr. Perlegos is seeking to remove and certain information about them are set forth below (ages are as of February 28, 2007). These directors were elected by Atmel’s stockholders at Atmel’s 2006 Annual Meeting of Stockholders to serve until the next annual meeting of stockholders or until their successors have been elected and qualified.

			Director
Name of Director	Age	Position	Since

Pierre Fougere	65	Director	2001
T. Peter Thomas	60	Director	1987
Dr. Chaiho Kim	72	Director	2002
David Sugishita	59	Chairman of the Board	2004
Steven Laub	48	President and Chief Executive Officer and Director	2006

•	Pierre Fougere has served as a director of Atmel since February 2001. Mr. Fougere is currently Chief Executive Officer of Fougere Conseil, a consulting firm, and serves as Chairman of the supervisory boards of Société Nemoptic, a maker of electronic displays, and Société Garnier Ponsonnet Vuillard, a paper manufacturer, and Chairman of Société Chateau Lilian Ladouys, a wine producer. From 1986 to 1988, Mr. Fougere was Executive Vice President of the Matra Group and Chairman and Chief Executive Officer of Matra Datavision Inc., a software company. Prior to 1986, he was Executive Vice President, General Manager of the Components Division, Chairman and Chief Executive Officer of Matra Harris Semiconductor and Matra GCA.

•	T. Peter Thomas has served as a director of Atmel since December 1987. Mr. Thomas is Managing Director of ATA Ventures Management LLP. Mr. Thomas has held this position since April 2004. Mr. Thomas is also a General Partner of Institutional Venture Partners. Mr. Thomas has held this position since November 1985. Mr. Thomas also serves as a director of Transmeta Corporation. Mr. Thomas holds degrees in electrical engineering from Utah State University (B.S.) and computer science from the University of Santa Clara (M.S.).

•	Dr. Chaiho Kim has served as a director of Atmel since September 2002. He is Joseph A. Alemany University Professor at Santa Clara University in Santa Clara, California, where he has taught since 1964, and is a member of the faculty of The Leavey School of Business. Administrative positions that he has held at the university include the chair of Operations and Management Information Systems Department and chair of the Ph.D. Program of The Leavey School of Business. He received a masters degree in International Business and a Ph. D. in Finance, both from the Graduate School of Business, Columbia University.

•	David Sugishita, the Company’s Non-Executive Chairman of the Board, has served as a director of Atmel, as well as Chairman of the Audit Committee of Atmel since February 2004. He also currently serves as a Director and Chairman of the Audit Committee for Ditech Communications as well as a Director for Micro Component Technology, Inc. Since 2000, Mr. Sugishita has taken various short-term assignments. Most recently Mr. Sugishita served as Executive Vice President of Special Projects of Peregrine Systems, Inc., an enterprise software company, from December 2003 through July 2004. From January 2002 to April 2002, Mr. Sugishita served as Executive Vice President and Chief Financial Officer of SONICblue, Inc., a provider of digital entertainment and consumer electronics products. From May 2001 to January 2002, Mr. Sugishita served as a consultant to several private software companies. From October 2000 to April 2001, he served as Executive Vice President and Chief Financial Officer of RightWorks Corporation, a company that provides eBusiness applications. From June 1997 to February 2000, Mr. Sugishita served as Senior Vice President — Finance & Operations and Chief Financial Officer for Synopsys, Inc., a provider of electronic design automation software and services. Prior to his time at Synopsys, Mr. Sugishita held various senior financial and accounting positions at Actel Corporation, Micro Component Technology, Inc., Applied Materials, Inc., and National Semiconductor Corporation. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and Santa Clara University (MBA).

•	Steven Laub, Atmel’s President and Chief Executive Officer, has served as a director of Atmel since February 2006. Mr. Laub was from 2005 to August 2006 a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From November 2004 to January 2005, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a vice president and partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (BA) and a degree from Harvard Law School (JD).

We urge you to support our current management team by voting AGAINST the proposal to remove these five directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. Please vote “AGAINST” by submitting your proxy today, by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Independence of Directors

The Board of Directors has determined that each of Messrs. Fougere, Thomas, Kim and Sugishita, constituting a majority of the Board of Directors, is “independent” within the meaning of the listing standards of The NASDAQ Stock Market LLC (“Nasdaq”). Furthermore, each of these directors was elected in 2006 following their respective nominations by the Company’s Corporate Governance and Nominating Committee.

Executive Officers of the Registrant

The executive officers of Atmel, who are elected by and serve at the discretion of the Board of Directors, and their ages, are as follows (ages are as of February 28, 2007):

Name	Age	Position

Steven Laub	48	President and Chief Executive Officer and Director
Tsung-Ching Wu	56	Executive Vice President, Office of the President and Director
Robert Avery	58	Vice President Finance and Chief Financial Officer
Robert McConnell	62	Vice President and General Manager, RF and Wireless Business Unit
Bernard Pruniaux	65	Vice President and General Manager, ASIC Segment
Steve Schumann	47	Vice President and General Manager, Non-Volatile Memory Segment
Graham Turner	47	Vice President and General Manager, Microcontroller Segment

•	Tsung-Ching Wu has served as a director of Atmel since 1985, as Vice President, Technology from January 1986 to January 1996, as Executive Vice President and General Manager from January 1996 to 2001 and as Executive Vice President, Office of the President since 2001. Mr. Wu holds degrees in electrical engineering from the National Taiwan University (B.S.), the State University of New York at Stony Brook (M.S.) and the University of Pennsylvania (Ph.D.).

•	Robert Avery has served as Atmel’s Vice President Finance and Chief Financial Officer since July 2005. Prior to such time, Mr. Avery served in various management positions in Atmel’s finance department since joining Atmel in 1989 as Finance Manager in Atmel’s Colorado Springs Operations (including Vice President and Corporate Director of Finance, June 2003 — July 2005; Corporate Director of Finance, 1998 — 2003; and Finance Manager, 1989 — 1998). Prior to joining Atmel, Mr. Avery spent six years with Honeywell, Inc. in various financial positions and six years providing audit services with Peat, Marwick, Mitchell & Co. Mr. Avery holds a B.S. degree in Accounting from Michigan State University.

•	Robert McConnell has served as Atmel’s Vice President and General Manager, RF and Automotive Segment since January 2003. Prior to joining Atmel, Mr. McConnell was President and Chief Executive Officer of Cypress MicroSystems, a semiconductor company and subsidiary of Cypress Semiconductor Corporation, from September 1999 to December 2002. From January 1972 to September 1999, Mr. McConnell was Vice President and General Manager, Embedded Processor Division at Advanced Micro Devices, Inc. a semiconductor manufacturer. Mr. McConnell holds a B.S.E.E. degree from Northwestern University and an M.B.A. from Pepperdine University.

•	Bernard Pruniaux has served as Atmel’s Vice President and General Manager, ASIC Segment since November 2001, and as Chief Executive Officer of Atmel Rousset from May 1995 to November 2001. Mr. Pruniaux holds a master’s degree in electrical engineering from Ecole Superieure d’Ingenieurs in Toulouse, France and a PhD from the LETI in Grenoble, France.

•	Steve Schumann has served as Atmel’s Vice President and General Manager, Non-Volatile Memory Segment since January 2002, as Vice President of Non-Volatile Memory Products from February 1996 to January 2002, and prior to February 1996, he has held various other positions (including Managing Director of EEPROM and Flash Products) since joining Atmel in 1985. Mr. Schumann holds a B.S. in electrical engineering and computer science from the University of California, Berkeley.

•	Graham Turner has served as Atmel’s Vice President and General Manager, Microcontroller Segment since October 2001, as Vice President of European Operations from 1993 to October 2001, and has held various other positions since joining Atmel in 1989.

Board Meetings and Committees

All directors are expected to attend each meeting of the Board of Directors and the committees on which he or she serves. All directors are also encouraged, but not required, to attend our Annual Meeting of Stockholders. Each director in office at the time, other than Pierre Fougere and Pete Thomas, attended the 2006 Annual Meeting of Stockholders. During the fiscal year ended December 31, 2006, the Board of Directors held 14 meetings. In late July 2006, the Board of Directors formed the Special Committee, consisting of all of Atmel’s independent directors, Messrs. Fougere, Thomas, Kim, Sugishita and Laub, giving the Special Committee the full power and authority of the Board of Directors to take any action deemed to be appropriate on behalf of the Company with respect to the travel related expenses and other issues. The Special Committee held six meetings in August and September 2006.

The Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served during the past fiscal year (held during the periods that he served).

Audit Committee

Atmel has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are Messrs. Thomas, Fougere, Kim and Sugishita. The Board of Directors has determined that (1) each of the current members of the Audit Committee is “independent” within the meaning of the Nasdaq listing standards and within the meaning of the rules of the Exchange Act and (2) David Sugishita meets the requirements of an audit committee financial expert in accordance with SEC rules. The Audit Committee held 27 meetings during 2006 at which, among other things, it discussed Atmel’s financial results and regulatory developments and Atmel’s response to such regulatory developments with Atmel’s independent registered public accounting firm. In addition, the Audit Committee met numerous times to discuss and oversee the investigation into the misuse of corporate travel funds and the timing of past stock option grants and other potentially related issues. The duties of the Audit Committee are to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel’s financial statements, Atmel’s compliance with legal and regulatory requirements, the qualifications, independence and performance of Atmel’s independent registered public accounting firm, and Atmel’s internal accounting and financial controls. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement, reviews the reports of Atmel’s management and independent registered public accounting firm concerning Atmel’s internal accounting and financial controls, appoints, determines the compensation of and oversees the work of Atmel’s independent registered public accounting firm, and reviews and approves the scope of the annual audit. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all of Atmel’s books, records, facilities and personnel and the power to retain outside counsel, auditors or other experts for this purpose. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace Atmel’s independent registered public accounting firm. The charter of the Audit Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

Corporate Governance and Nominating Committee

We have a separately-designated standing Corporate Governance and Nominating Committee that currently consists of Messrs. Thomas, Kim and Sugishita. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is “independent” within the meaning of the Nasdaq listing standards. This Committee develops principles of corporate governance and recommends them to the Board of Directors for its consideration and approval. The Committee also reviews governance-related stockholder proposals and makes recommendations to the Board of Directors for action on such proposals. The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding the composition and size of the Board. The Committee also establishes procedures for the submission of candidates for election to the Board, establishes procedures for identifying and evaluating candidates for director and determines the relevant criteria for Board membership. The Corporate Governance and Nominating Committee held three meetings during 2006. The charter of the Corporate Governance and Nominating Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

Compensation Committee

We have a separately-designated standing Compensation Committee. The Compensation Committee currently consists of Messrs. Thomas, Fougere and Sugishita. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of the Nasdaq listing standards. This Committee reviews and approves Atmel’s executive compensation policies, including the salaries and target bonuses of our executive officers, and administers our incentive stock plans. The Compensation Committee held 11 meetings during 2006. The charter of the Compensation Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

Director Candidates

Atmel’s bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the Board of Directors. Please refer to Section 2.2(c) of our bylaws for a description of the process for nominating directors. It is the Corporate Governance and Nominating Committee’s policy to consider properly submitted stockholder recommendations (as opposed to a formal nomination) for candidates for membership on the Board of Directors. A stockholder may submit a recommendation for a candidate for membership on the Board of Directors by submitting in writing the name and background of such candidate to the Atmel Corporate Governance and Nominating Committee, c/o Patrick Reutens, Chief Legal Officer, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. The Corporate Governance and Nominating Committee will consider a recommendation only if (1) appropriate biographical and background information on the candidate is provided, (2) the recommended candidate has consented in writing to a nomination and public disclosure of the candidate’s name and biographical information, and (3) the recommending stockholder has consented in writing to public disclosure of such stockholder’s name. Required biographical and background information include: (A) the name, age, business address and residence of such person, (B) the principal occupation and employment of such person, and (C) biographical information on the recommended candidate that the recommending stockholder believes supports such candidacy (keeping in mind the criteria discussed below that the Corporate Governance and Nominating Committee considers when making recommendations for nomination to the Board of Directors).

The Corporate Governance and Nominating Committee uses a variety of methods for identifying candidates for nomination to the Board of Directors. Although candidates for nomination to the Board of Directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Committee through professional search firms, stockholders or other persons. In 2006, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating candidates for nomination to the Board of Directors (although the Corporate Governance and Nominating Committee is authorized to do so). The process by which candidates for nomination to the Board of Directors are evaluated includes review of biographical information and background material on potential candidates by Committee members, meetings of Committee members from time to time to evaluate and discuss potential candidates, and interviews of selected candidates by members of the Committee. Candidates recommended by stockholders (and properly submitted) are evaluated by the Corporate Governance and Nominating Committee using the same criteria as other candidates. Although the Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met before recommending a candidate for election to the Board of Directors, the Committee does review numerous criteria before recommending a candidate. Such criteria include: character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like.

Communications from Stockholders

Stockholders may communicate with the Board of Directors by submitting either an e-mail to bod@atmel.com or written communication addressed to the Board of Directors (or specific board member) c/o Patrick Reutens, Chief Legal Officer, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. E-mail communications that are intended for a specific director should be sent to the e-mail address above to the attention of the applicable director. The Chairman of the Corporate Governance and Nominating Committee will, with the assistance of our Chief Legal Officer, (1) review all communications to the Board of Directors, (2) determine if such communications relate to substantive matters, (3) if such communications relate to substantive matters, provide copies (or summaries) of such communications to the other directors as he or she considers appropriate, and (4) if such communications do not relate to substantive matters, determine what action, if any, will be taken with such communications. Communications relating to corporate governance and long-term corporate strategy are more likely to be deemed “substantive” and therefore forwarded on to the Board of Directors than communications relating to personal grievances or matters as to which we receive repetitive and duplicative communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Atmel’s compensation program for its executive officers is intended to meet the following objectives: (1) attract, motivate and retain talented executives responsible for the success of the Company; (2) encourage achievement of the Company’s overall financial results and individual contributions; and (3) align the interests of such individuals with the interests of our stockholders in order to promote the short-term and long-term growth of our business. To meet these objectives, Atmel has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other semiconductor companies of similar size; and

•	Reward performance by:

•	setting challenging goals for our executive officers and providing a short-term incentive through a bonus plan that is based upon achievement of these goals; and

•	providing long-term incentives in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our executive officers with those of our stockholders.

The Compensation Committee determines the compensation for all of Atmel’s executive officers and uses the above policies to guide it in assessing the proper allocation among the following elements of compensation: base salary, annual bonus, and equity compensation.

In determining the particular elements of compensation that will be used to implement Atmel’s overall compensation policies, the Compensation Committee takes into consideration a number of factors related to Atmel’s performance, such as Atmel’s profitability, revenue growth, and gross margins and business-unit-specific financial performance, as well as competitive practices among our peer group. The Compensation Committee also considers individual performance measures based on factors such as leadership, teamwork, retention and demonstrated performance in the individual’s area of responsibility. With respect to Atmel’s President and Chief Executive Officer, in addition to factors related to Atmel’s financial performance, the Compensation Committee also considers factors such as leadership, recruitment and retention of senior executives, success in building and maintaining a rapport and increasing credibility with Atmel’s stockholders and analysts, and progress in the implementation of strategic and operational plans.

Throughout this Compensation Discussion and Analysis, each individual who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the “2006 Summary Compensation Table” below, are referred to as the “named executive officers.”

Role and Authority of Our Compensation Committee

Atmel’s executive compensation program is overseen and administered by the Compensation Committee. The Compensation Committee currently consists of Pete Thomas, Pierre Fougere and Dave Sugishita. Each of these individuals qualifies as (i) an “independent director” under the Nasdaq listing standards, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Steven Laub also served on the Compensation Committee during a portion of fiscal 2006 until he was appointed Chief Executive Officer. The Compensation Committee reviews and approves our executive compensation policies, including the salaries and target bonuses of our executive officers, and administers our incentive stock plans. The Compensation Committee held eleven meetings during 2006. The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.atmel.com/ir/governance.asp.

Role of Executive Officers in Compensation Decisions

The Compensation Committee meets with Atmel’s President and Chief Executive Officer, Mr. Laub, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Compensation Committee on the base salary, bonus targets and equity compensation for the executive team and other employees; however, individual executive officers do not propose or seek approval for their own compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

Mr. Laub attends some of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Laub’s compensation package with him, but makes decisions with respect to Mr. Laub’s compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to a subcommittee. The Compensation Committee has not delegated any of its authority with respect to any material component of the compensation of executive officers of Atmel.

Role of Compensation Consultant

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and has done so. In early 2006, the Compensation Committee retained Compensia, Inc. (“Compensia”) to advise the Compensation Committee on executive compensation matters, including benchmarking against Atmel’s peers, consulting with respect to salary, bonus and equity compensation of executive officers and consulting with respect to compensation-related terms of Mr. Laub’s employment agreement. Compensia serves at the discretion of the Compensation Committee.

In analyzing our executive compensation program for fiscal 2006, Compensia used a group of peer companies in the semiconductor industry (collectively referred to as the “Peer Companies”). The Peer Companies were selected on the basis of their fiscal and business similarities to Atmel and were approved by the Compensation Committee. These companies were:

•	Agere Systems

•	Altera

•	Analog Devices

•	Broadcom Corporation

•	Conexant Systems

•	Cypress Semiconductor

•	Fairchild Semiconductor International

•	KLA-Tencor

•	Lam Research

•	Linear Technology

•	LSI Logic

•	Marvell Technology Group

•	Microchip

•	National Semiconductor

•	NVIDIA

•	ON Semiconductor

•	Teradyne

•	Xilinx

Elements of Compensation

There are three primary elements that comprise Atmel’s compensation program: (i) base salary; (ii) annual bonuses; and (iii) long-term incentives through equity awards. Each of these elements is considered a primary element of compensation because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policies. For instance, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business and individual objectives and retaining key talent. Atmel believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The following secondary elements supplement Atmel’s compensation program: (i) deferred compensation benefits; (ii) retirement benefits provided under a 401(k) plan or as typically provided in the country where our executive officers reside; and (iii) executive perquisites and generally available benefit programs, such as welfare benefits. The above are considered secondary elements of Atmel’s compensation program because they typically comprise a relatively small percentage of the total compensation of our executive officers and are generally set at levels such that they would not constitute a strong factor in attracting or retaining our executive officers. With the exception of Mr. Laub or pursuant to the statutory requirements of the countries in which our executive officers are employed, Atmel does not provide its executive officers with severance or other payments following, or in connection with, any termination or change-in-control.

The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits (which are reviewed from time to time to ensure that benefit levels remain competitive, but are not included in the annual determination of an executive’s compensation package). In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. Since Atmel does not have employment agreements providing for severance benefits with its executive officers, with the exception of Mr. Laub or pursuant to the statutory requirements of the countries in which our executive officers are employed, the Compensation Committee believes that equity is one of our strongest compensation tools for retention. Mr. Laub’s agreement is discussed below under the section entitled “Miscellaneous Information Regarding Participants — Steven Laub Employment Agreement.”

Base Salary, Bonuses and Equity Awards — Overview

Atmel makes base salaries and bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to incentivize the executives to achieve individual goals and the goals of Atmel. The Compensation Committee determines each executive officer’s target total annual cash compensation (salary and bonuses) on a yearly basis. The Compensation Committee also grants equity compensation to executive officers in order to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to maximize stockholder value. In general, the Compensation Committee seeks to target salaries, bonuses and equity compensation at approximately the fiftieth percentile (50%) as compared to the Peer Companies.

Base Salary

We do not adhere to strict formulas when determining the amount and mix of compensation elements. However, in determining base salary, the Compensation Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with Atmel, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Prior to September 2006, our executive officers were paid the salaries previously approved in 2005. Following a freeze in salaries from 2002 to 2003, and considering Atmel’s improved performance at the end of 2003, the Compensation Committee decided to increase base salaries in 2004 and 2005 for our executive officers, including George Perlegos.

In August 2006, Atmel entered into an employment agreement (the “Employment Agreement”) with Steven Laub, Atmel’s President and Chief Executive Officer. In negotiating the terms of the Employment Agreement, the Compensation Committee consulted Compensia with respect to compensation-related terms, including Mr. Laub’s annual base salary and initial equity awards. Pursuant to the agreement, Mr. Laub will be paid an annual base salary of $700,000, subject to annual review. During fiscal 2006, Mr. Laub received $255,769 in salary. In order to recruit Mr. Laub to the Company, his Employment Agreement provides for certain severance payments if the Company terminates his employment without cause, as described under the section entitled “Miscellaneous Information Regarding Participants — Steven Laub Employment Agreement.” The Company believes that this agreement was necessary in order to induce Mr. Laub to leave his former employer and that the size of the severance package is appropriate for an executive of his caliber and for a company of Atmel’s size.

In September 2006, with the consultation services of Compensia, and following a process that had begun several months earlier, the Compensation Committee increased the base salaries of each of Atmel’s executive officers. The Compensation Committee’s purpose for granting such salary increases was to set base salary for our executive officers at a level competitive and consistent with the Peer Companies.

Due to the fact that the Compensation Committee made changes to the compensation of executive officers in September 2006, the Compensation Committee has not changed the base salaries or target bonuses of Atmel executives for fiscal 2007.

Bonuses

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals (both individual and company-wide). Such bonus amounts were determined based on the objectives set forth below and compared to objectives reviewed by the Compensation Committee in early 2006. Prior to August 2006, bonuses were paid without Compensation Committee approval to certain executive officers as reflected on the 2006 Summary Compensation Table. The Compensation Committee considers these bonuses to be advances against bonuses that may be paid pursuant to the Bonus Plan described below.

Executive Bonus Plan.  On September 29, 2006, with the consultation services of Compensia, and following a process that had begun several months earlier, the Compensation Committee adopted an executive bonus plan for fiscal year 2006 (the “Bonus Plan”). The Bonus Plan is a cash incentive program designed to motivate participants to achieve Atmel’s financial and other performance objectives, and to reward them for their achievements when those objectives are met. All of Atmel’s executive officers were eligible to participate in the Bonus Plan. Target bonuses ranged from 50% to 100% of an executive’s base salary, and the amount of the target bonus actually paid to an executive officer will be based on the achievement of (i) certain Company performance objectives tied to Atmel’s annual revenue and non-GAAP operating profit, (ii) certain individual performance objectives approved by the Compensation Committee, and (iii) for some executive officers, a Company performance objective tied to Atmel’s non-GAAP gross margin, and/or certain business unit objectives tied to the business unit’s annual revenue and non-GAAP operating profit, or certain objectives tied to sales region billings. Non-GAAP operating profit and non-GAAP gross margin figures exclude the effect of stock-based compensation expense and legal and accounting expenses associated with the Company’s investigation into the misuse of corporate travel funds, investigation regarding the timing of past stock option grants and other potentially related issues and specified litigation matters. The Bonus Plan also provided for increases in an executive officer’s bonus depending on (a) Atmel meeting both its annual revenue and non-GAAP operating profit objectives, and in addition meeting or exceeding certain higher thresholds for the Company, business unit performance and/or sales region billing objectives applicable to the executive officer, or (b) the executive officer’s performance relative to his individual performance objectives.

The Compensation Committee can choose a range of performance measures as specified in the Bonus Plan. Bonuses paid under the Bonus Plan are designed to reward progress toward and achievement of the performance goals. For fiscal 2006, the Compensation Committee determined that it would be appropriate to choose different performance measures for different executives as follows:

•	For Mr. Laub, the Compensation Committee chose two primary measures: (1) Atmel’s financial objectives, which consisted of Atmel’s revenue, non-GAAP gross margin percentage and non-GAAP operating profit percentage (weighted at 16.67% each); and (2) individual performance objectives (weighted at 50%), which included leadership, recruitment and retention of senior executives, success in building and maintaining a rapport and increasing credibility with Atmel’s stockholders and analysts, and progress in the implementation of strategic and operational plans.

•	For executives that were not business unit heads, the Compensation Committee chose two primary measures: (1) Atmel’s financial objectives, which consisted of Atmel’s revenue, non-GAAP gross margin percentage and non-GAAP operating profit percentage (weighted at 25% each); and (2) individual performance objectives (weighted at 25%), which included leadership, teamwork, retention and demonstrated performance in the individual’s area of responsibility.

•	For executives that were business unit heads, the Compensation Committee chose three primary measures: (1) Atmel’s financial objectives, which consisted of Atmel’s revenue, non-GAAP gross margin percentage and non-GAAP operating profit percentage (weighted at 16.67% each); (2) the business unit’s financial objectives, which consisted of the business unit’s revenue and non-GAAP operating profit percentage (weighted at 12.5% each); and (3) individual performance objectives (weighted at 25%), which included leadership, teamwork, retention and demonstrated performance in the individual’s area of responsibility.

Atmel’s financial objectives were set at levels that require the Company’s best level of performance since the beginning of fiscal 2001, excluding any restructuring or impairment charges. Pursuant to the Employment Agreement, executed in August 2006, Mr. Laub will be eligible to receive annual cash incentives (pro-rated for 2006) payable for the achievement of performance goals established as set forth above by the Compensation Committee of the Board.

Because we have not issued our audited financial statements for fiscal year 2006, bonuses for our executive officers have not been determined pursuant to the Bonus Plan. The Compensation Committee will determine bonuses for fiscal year 2006 pursuant to the Bonus Plan following the completion of our audited financial statements for fiscal year 2006, and these bonuses will vary depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the Compensation Committee pursuant to the Bonus Plan. In addition, the Compensation Committee retained discretion to reduce or increase the bonus that would otherwise be payable based on actual performance.

Long-Term Incentive Compensation

Atmel provides long-term incentive compensation through awards of stock options that generally vest over multiple years. Atmel’s equity compensation program is intended to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our executive officers to remain employed with Atmel despite a very competitive labor market.

Equity-based incentives are granted to our executive officers under Atmel’s stockholder-approved 2005 Stock Plan. The Compensation Committee has granted equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval. Grants approved by unanimous written consent will become effective and are priced as of the date the last signature is obtained or as of a predetermined future date. All stock option grants have a per share exercise price equal to the fair market value of Atmel’s common stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Atmel common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of Atmel’s stock following a grant will be attenuated.

Our Compensation Committee regularly monitors the environment in which Atmel operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. Atmel grants stock options because they can be an effective tool for meeting Atmel’s compensation goal of increasing long-term stockholder value by tying the value of the stock options to Atmel’s performance in the future. Employees are able to profit from stock options only if Atmel’s stock price increases in value over the stock option’s exercise price. Atmel believes the options that were granted provide effective incentives to option holders to achieve increases in the value of Atmel’s stock.

The number of options our Compensation Committee grants to each executive and the vesting schedule for each grant is determined based on a variety of factors and reflects the executives’ expected contributions to the Company’s success. Existing ownership levels are not a factor in award determination because we do not want to discourage executives from holding Atmel stock. In September 2006, with the consultation services of Compensia, and following a process that had begun several months earlier, the Compensation Committee granted stock options to each of Atmel’s executive officers. The Compensation Committee recognized several purposes for granting such options: (i) the need to award equity compensation at a level competitive and consistent with the Peer Companies; and (ii) aligning the interests of our executive officers with those of our stockholders.

Pursuant to the Employment Agreement, Mr. Laub was granted (i) 1,450,000 options to purchase Atmel shares at an exercise price of $4.89, the closing price of Atmel shares on August 7, 2006, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and 1/48 of the shares vesting monthly thereafter, and (ii) 500,000 options on January 2, 2007 at an exercise price of $6.05, the most recent closing price of Atmel shares at such date, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and the remainder of the shares pro-rata monthly over the three year period beginning August 7, 2007. Pursuant to the Employment Agreement, the Company was also contractually obligated to issue 1,000,000 shares of restricted stock (or restricted stock units) (the “Restricted Stock”) to Mr. Laub on January 2, 2007, which would vest at a rate of 25% of the shares on August 7, 2007, and the remainder of the shares pro-rata quarterly over the three-year period beginning August 7, 2007. However, as a result of the Company not being current in its reporting obligations under the Exchange Act, the Company suspended the issuance and sale of shares of its common stock pursuant to its registration statements on Forms S-8 filed with the Securities and Exchange Commission, and was unable to issue the Restricted Stock to Mr. Laub. On March 13, 2007, the Company and Mr. Laub entered into an amendment (the “Amendment”) of the Employment Agreement to provide that Mr. Laub is issued the Restricted Stock, or if that does not occur, to provide that Mr. Laub is compensated as if the Restricted Stock had been issued. Pursuant to the Amendment, the Company agreed to issue the Restricted Stock to Mr. Laub within 10 business days after the Company becomes current in its reporting obligations under the Exchange Act, but prior to August 6, 2007, subject to the same vesting schedule provided in the Employment Agreement. In the event Mr. Laub’s employment terminates prior to the issuance of the Restricted Stock, the Company will pay Mr. Laub an amount in cash equal to the fair market value of the portion of the Restricted Stock that would have vested had the Restricted Stock been issued on January 2, 2007, as calculated pursuant to the Amendment.

Executive Deferred Compensation Plan

The Atmel Executive Deferred Compensation Plan (the “EDCP”) is a non-qualified deferred compensation plan allowing employees earning over $100,000 to defer a portion of their salary and bonus, thereby allowing the participating employee to defer taxation on such amounts. Participants are credited with returns based on the allocation of their account balances among mutual funds. Atmel utilizes an investment advisor to control the investment of these funds and the participants remain general creditors of Atmel. Distributions from the plan commence in the quarter following a participant’s retirement or termination of employment. Atmel accounts for the EDCP in accordance with EITF No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested” (“EITF No. 97-14”). In accordance with EITF No. 97-14, the liability associated with the other diversified assets is being marked to market with the offset being recorded as compensation expense, primarily selling, general and administrative expense, to the extent there is an increase in the value, or a reduction of operating expense, primarily selling, general and administrative expense, to the extent there is a decrease in value. The other diversified assets are marked to market with the offset being recorded as other income (expense), net.

The EDCP is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) Tax Deferred Savings Plan (the “401(k) Plan”). Further, Atmel offers the EDCP as a competitive practice to enable it to attract and retain top talent. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefit provided by the EDCP is not typically taken into account in determining an executive’s overall compensation package for a particular year.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In addition to the EDCP, Atmel maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Atmel employees are eligible to receive matching contributions from Atmel that are subject to vesting over time. The matching contribution for the 401(k) Plan year 2006 was dollar for dollar on the first $500.00 of each participant’s pretax contributions. Atmel does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries other than the United States for legal or competitive reasons.

In fiscal 2006, the executive officers were eligible to receive health care coverage that is generally available to other Atmel employees. In addition, Atmel offers a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs are intended Atmel to remain competitive for employee talent, and Atmel believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Atmel. The main objectives of Atmel’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

For certain executive officers located oversees, Atmel provides additional benefits include company-paid tax preparation services, use of a company car and corporate housing.

Atmel periodically reviews its overall benefits programs, including our 401(k) Plan.

Stock Ownership Guidelines

Pursuant to our Corporate Governance Principles, stock ownership for our directors and executive officers is encouraged, and in the case of our executive officers, will be reviewed by the Board.

Accounting and Tax Considerations

In designing its compensation programs, Atmel takes into consideration the accounting and tax effect that each element will or may have on Atmel and the executive officers and other employees as a group. Atmel recognizes a charge to earnings for accounting purposes when stock options are granted.

As previously announced on July 25, 2006, the Audit Committee of the Board of Directors of Atmel initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. On October 30, 2006, Atmel announced that the Audit Committee, with the assistance of independent legal and forensic accounting experts, had reached a preliminary determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options.

Effective December 29, 2006, Atmel permitted certain named executive officers and certain other executive officers specified below to elect to amend certain terms of their stock option grant agreements. The amendments were undertaken in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, to this group of executive officers and Atmel associated with stock options for which the actual measurement dates differed from the recorded measurement dates for such stock options and such options were granted at a discount to the value of Atmel’s common stock on the date of grant (“discount options”). The timing of the amendments was dictated by potential tax consequences under proposed regulations recently promulgated by the Internal Revenue Service under Section 409A. Such proposed regulations require that Section 16 officers and directors (under the Securities Exchange Act of 1934, as amended) resolve certain option issues by December 31, 2006. Therefore, Atmel permitted such amendments based on the findings of the investigation related to the discount options to meet this deadline although the investigation has not been completed. As such, the amendments listed below are contingent elections and will only take effect if the findings of the stock option investigation ultimately show that the options in question were in fact discount options.

Certain stock option grants for the individuals listed below were amended to provide for a fixed exercise in calendar year 2007 or a subsequent year, or earlier upon separation of service or change in control.

		Aggregate Number of
		Shares of Atmel Common
		Stock Underlying Unvested
Name	Current Position	Stock Options Amended

Tsung-Ching Wu	Executive Vice President, Office of the President and Director	104,167
Robert McConnell	Vice President and General Manager, RF and Automotive Segment	60,000
Steve Schumann	Vice President and General Manager, Non-Volatile Memory Segment	45,000

Atmel expects that other executive officers and employees may enter into agreements with the Company to mitigate potential Section 409A liability in 2007, in accordance with the Internal Revenue Service regulations affecting non-Section 16 employees with affected outstanding stock options, assuming there are no further legislative or regulatory developments.

Atmel has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code, except with respect to the additional excise taxes, if any, that might be payable by Mr. Laub in the event his employment terminates prior to the issuance of the Restricted Stock, as calculated pursuant to his amended Employment Agreement. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Atmel that exceeds certain limits, and that Atmel or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, Atmel structured the EDCP and structures its equity awards in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid, and how they are weighted, Atmel also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Atmel generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). All of the stock options granted to our executive officers are intended to qualify as performance-based compensation under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123R superseded our previous accounting under Accounting Principle Board (“APB”) No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”) for the periods beginning in 2006. We adopted SFAS No. 123R effective January 1, 2006. SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest will be recognized as expense over the requisite service periods in our Consolidated Statements of Operations.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006 required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Pete Thomas (Chairman)
Pierre Fougere
Dave Sugishita

2006 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2006.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Grants	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(1)	($)(2)	($)(3)	($)

Steven Laub(4)	2006	$255,769	—	$470,356	—	$6,925	$733,050
President and Chief Executive Officer
Robert Avery	2006	$315,412	—	$234,102	—	$13,655	$563,169
Vice President Finance and Chief Financial Officer
Bernard Pruniaux(5)	2006	$304,269	$56,987	$225,605	—	$22,653	$609,514
Vice President and General Manager, ASIC Segment
Graham Turner(6)	2006	$325,075	$88,353	$135,142	—	$24,906	$573,406
Vice President and General Manager, Microcontroller Segment
Tsung-Ching Wu	2006	$445,926	—	$221,868	—	$15,593	$683,387
Executive Vice President, Office of the President
George Perlegos(7)	2006	$517,988	—	$69,066	—	$8,751	$595,805
Former President and Chief Executive Officer

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” (SFAS No. 123R), but excluding any estimate of future forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. During the year ended December 31, 2006, the Company’s weighted average assumptions to value stock option grants using the Black-Scholes option pricing model were as follows: expected life in years (5.27–7.00), risk-free interest rate (4.59%–5.10%); expected volatility (65%–72%) and expected dividend yield (0%).

(2)	Because we have not issued our audited financial statements for fiscal year 2006, bonuses for our executive officers under the Bonus Plan have not been determined for 2006. Following completion of Atmel’s financial statements for the year ended December 31, 2006, the Compensation Committee will determine bonuses for fiscal year 2006 pursuant to the Bonus Plan, and these bonuses will vary depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the Compensation Committee pursuant to the Bonus Plan. In addition, the Compensation Committee retained discretion to reduce or increase the bonus that would otherwise be payable based on actual performance.

(3)	The value of perquisites and other personal benefits for each of the named executive officers is as follows:

• Steven Laub: Company paid portion of insurance: health ($5,358), life ($750), short-term disability ($128), long-term disability ($189); Company’s matching of 401(k) contributions ($500).

• Robert Avery: Company paid portion of insurance: health ($11,275), life ($1,620), short-term disability ($306), long-term disability ($454); Company’s matching of 401(k) contributions ($500).

• Bernard Pruniaux: Company auto ($5,391); Company pension plan contribution ($7,082); Company paid portion of insurance: health ($8,909), life ($511), short-term disability ($306), long-term disability ($454).

Mr. Pruniaux’s auto and pension plan contribution were paid in Euros (the translation to U.S. Dollars is based on average month-end exchange rates of 1.26637 U.S. Dollars per Euro in 2006).

• Graham Turner: Company paid tax preparation ($2,801); Company pension plan contribution ($22,105). Mr. Turner’s tax preparation and pension plan contribution were paid in Swiss Francs (the translation to U.S. Dollars is based on average month-end exchange rates of 1.245 Swiss Francs per U.S. Dollar in 2006)

• Tsung-Ching Wu: Company paid portion of insurance: health ($12,623), life ($1,710), short-term disability ($306), long-term disability ($454); Company’s matching of 401(k) contributions ($500).

• George Perlegos: Company paid portion of insurance: health ($7,258), life ($1,050), short-term disability ($179), long-term disability ($265).

(4)	The annual salary for Mr. Laub for 2006 (effective August 2006 upon his entering into an employment agreement to become Atmel’s President and Chief Executive Officer) was $700,000.

(5)	Other than perquisites and unless otherwise noted, Mr. Pruniaux’s compensation was paid in Euros (the translation to U.S. Dollars is based on average month-end exchange rates of 1.26637 U.S. Dollars per Euro in 2006). Salary includes payments in U.S. Dollars in the amount of $52,000.

(6)	Other than perquisites and unless otherwise noted, Mr. Turner’s compensation was paid in Swiss Francs (the translation to U.S. Dollars is based on average month-end exchange rates of 1.245 Swiss Francs per U.S. Dollar in 2006).

(7)	The annual salary for Mr. Perlegos for 2006 was $750,048. Mr. Perlegos was terminated for cause in August 2006.

Grants of Plan-Based Awards in 2006

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2006 under any plan.

					All Other
					Option Awards:		Grant Date
					Number of	Exercise or	Fair Value
		Estimated Possible Payouts Under			Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards(2)			Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	($)	($)(3)

Steven Laub(4)	—	—	700,000	1,400,000	—	—	—
	2/10/06	—	—	—	50,000	$4.78	$161,000
	8/7/06	—	—	—	1,450,000	$4.89	$4,651,165
Robert Avery	—	—	227,500	455,000	—	—	—
	9/6/06	—	—	—	200,000	$5.73	$748,380
Bernard Pruniaux	—	—	192,000	384,000	—	—	—
	9/6/06	—	—	—	150,000	$5.73	$611,325
Graham Turner	—	—	213,000	426,000	—	—	—
	9/6/06	—	—	—	200,000	$5.73	$748,380
Tsung-Ching Wu	—	—	356,250	712,500	—	—	—
	9/6/06	—	—	—	300,000	$5.73	$1,122,570
George Perlegos	—	—	—	—	—	—	—

(1)	Because we have not issued our audited financial statements for fiscal year 2006, bonuses for our executive officers under the Bonus Plan have not been determined for 2006. Following completion of Atmel’s financial statements for the year ended December 31, 2006, the Compensation Committee will determine bonuses for fiscal year 2006 pursuant to the Bonus Plan, and these bonuses will vary depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the Compensation Committee pursuant to the Bonus Plan.

(2)	Reflects the minimum, target and maximum payment amounts that named executive officers may receive under the Bonus Plan, depending on performance against the metrics described in further detail in the “Bonuses” section beginning on page 11. The amounts range from zero (if the threshold level for financial performance and individual goals are not achieved) to a cap based on a certain percentage of the individual’s base salary. The actual payout is determined by the Compensation Committee by multiplying (a) the percentage completion of the executive’s goals times (b) the sum of the amounts calculated by applying the multipliers of the performance objectives to the performance objectives. Payouts under the Bonus Plan may be zero depending on our performance against the Company, business unit and/or sales region billing performance objectives and the executive’s performance against individual performance objectives. Based on the parameters of the Bonus Plan, payouts are determined by the Compensation Committee. The applicable caps are as follows: 200% for Mr. Laub; 130% for Mr. Avery; 150% for Mr. Wu; and 120% for Mr. Pruniaux and Mr. Turner.

(3)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123R. See footnote (1) to “2006 Summary Compensation Table” for a description of the assumptions used in the valuation of these awards under SFAS No. 123R. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(4)	The grant to Mr. Laub on February 10, 2006 was in conjunction with Mr. Laub joining Atmel’s Board of Directors as a non-employee director.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2006.

	Option Awards
		Number of
		Securities Underlying		Option	Option
		Unexercised Options (#)		Exercise	Expiration
Name	Grant Date(1)	Exercisable	Unexercisable	Price ($)	Date

Steven Laub	2/10/06	10,417	39,583	$4.78	2/10/16
	8/7/06(2)	—	1,450,000	$4.89	8/7/16
Robert Avery	7/16/99	14,000	—	$7.83	7/16/09
	11/17/00	4,000	—	$12.13	11/17/10
	12/14/01	4,000	—	$8.02	12/14/11
	11/15/02	5,300	—	$2.11	11/15/12
	12/19/03	15,000	5,000	$5.75	12/19/13
	2/11/05	13,750	16,250	$3.29	2/11/15
	7/15/05	70,833	129,167	$2.66	7/15/15
	9/6/06	—	200,000	$5.73	9/6/16
Bernard Pruniaux(3)	10/9/98	40,000	—	$1.98	4/11/07
	10/9/98	80,000	—	$1.98	10/9/08
	11/17/00	30,000	—	$12.13	11/17/10
	9/17/01	50,000	—	$7.12	9/17/11
	11/15/02	50,000	—	$2.11	11/15/12
	12/19/03	—	80,000	$5.75	12/19/13
	2/11/05	—	100,000	$3.29	2/11/15
	9/6/06	—	150,000	$5.73	9/6/16
Graham Turner(4)	7/16/99	40,000	—	$7.83	7/16/09
	11/17/00	30,000	—	$12.13	11/17/10
	9/17/01	50,000	—	$7.12	9/17/11
	11/15/02	50,000	—	$2.11	11/15/12
	12/19/03	60,000	20,000	$5.75	12/19/13
	2/11/05	10,000	30,000	$3.29	2/11/15
	9/6/06	—	200,000	$5.73	9/6/16
Tsung-Ching Wu	4/11/97	160,000	—	$6.09	4/11/07
	2/15/02	100,000	—	$7.69	2/15/12
	11/15/02	100,000	—	$2.11	11/15/12
	12/19/03	75,000	25,000	$5.75	12/19/13
	2/11/05	45,833	54,167	$3.29	2/11/15
	9/6/06	—	300,000	$5.73	9/6/16
George Perlegos(5)	—	—	—	—	—

(1)	Unless otherwise indicated, all options granted to named executive officers vest and become exercisable over a four-year period as follows: 12.5% six months after the grant date and 2.0833% each month thereafter until fully vested.

(2)	This option vests 25% on the first anniversary of the grant date and then 2.0833% per month thereafter.

(3)	Options granted to Mr. Pruniaux vest and become exercisable over four years as follows: 100% on the four-year anniversary of the grant date.

(4)	Options granted to Mr. Turner vest and become exercisable over four years as follows: 25% on each anniversary of the grant date.

(5)	Mr. Perlegos was terminated on August 7, 2006. Options granted to Mr. Perlegos expired unexercised on September 6, 2006.

Potential Payments Upon Termination or Change of Control

2005 Stock Plan

Pursuant to the terms of the Company’s 2005 Stock Plan, in the event of a merger of the Company into another corporation or the sale of substantially all of the assets of the Company, each outstanding award shall be assumed, or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares that would not otherwise be vested or exercisable. All restrictions on restricted stock will lapse, and, all performance goals or other vesting criteria will be deemed achieved at target level, with respect to restricted stock units.

The following table sets forth the estimated benefit to the named executive officers in the event the successor corporation refuses to assume or substitute for the named executive officer’s outstanding equity awards.

Estimated Benefits
Name	($)(1)

Steven Laub	1,732,270
Robert Avery	548,226
Bernard Pruniaux	348,000
Graham Turner	152,800
Tsung-Ching Wu	253,001
George Perlegos	—

(1)	Based on the aggregate market value of unvested option grants and assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($6.05). Aggregate market value is computed by multiplying (i) the difference between $6.05 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2006. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Agreement with Steven Laub

In connection with Mr. Laub’s appointment in August 2006 as President and Chief Executive Officer of the Company, he entered into an employment agreement with the Company dated as of August 7, 2006 (the “Employment Agreement”). The Employment Agreement provides for certain payments and benefits to be provided to Mr. Laub (subject to Mr. Laub’s compliance with certain covenants, including a covenant not to compete with Atmel for a prescribed period) in the event that he is terminated without “cause” or that he resigns for “good reason,” including in connection with a “change of control,” as each such term is defined in the Employment Agreement.

If Mr. Laub is terminated without cause or resigns for good reason, Mr. Laub would receive: (i) continued payment of his base salary for 24 months, paid bi-weekly; (ii) the current year’s target annual incentive pro-rated to the date of termination, paid bi-weekly over 12 months; (iii) 12 months of accelerated vesting with respect to his outstanding unvested equity awards; and (iv) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months, payable when such premiums are due.

In addition, if Mr. Laub is terminated without cause or resigns for good reason within three months prior to or 12 months following a change of control, then Mr. Laub will receive: (i) continued payment of his base salary for 24 months, paid bi-weekly; (ii) payment in an amount equal to 100% of his target annual incentive; (iii) the current year’s target annual incentive pro-rated to the date of termination, paid bi-weekly over 12 months; (iv) accelerated vesting with respect to 100% (subject to the following sentence) of his then outstanding unvested equity awards; and

(v) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months, payable when such premiums are due. Notwithstanding the previous sentence, if the change of control occurs between January 2, 2007 and August 7, 2007, only 50% of Mr. Laub’s then outstanding unvested equity awards will vest. Change of control, as defined in the Employment Agreement, includes among other things a change in a majority of the Company’s Board of Directors that would occur if the Perlegos proposal to remove five directors is adopted at the Special Meeting.

In addition, in the event of Mr. Laub’s employment terminates due to death or disability, then there will be 12 months of accelerated vesting with respect to his outstanding unexpired and unvested equity awards.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Laub in the circumstances described above.

	Estimated Payments and Benefits(1)
	Termination Without Cause or
	Resignation For Good Reason
	Not in Connection with	In Connection with
	a Change of Control	a Change of Control	Death or Disability
Type of Benefit	($)	($)	($)

Salary	1,400,000	1,400,000	—
Annual Incentive Bonuses(2)	278,082	978,082	—
Vesting Acceleration(3)	1,012,916	1,732,270	576,541
Reimbursement for Premiums Paid for Continued Health Benefits(4)	5,358	5,358	—

Total Termination Benefits:	2,696,356	4,115,710	576,541

(1)	Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($6.05). There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The Employment Agreement provides that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to Mr. Laub on an after-tax basis. Assuming a termination date of December 29, 2006, the Company believes that Mr. Laub would receive the full termination benefits set forth in his Employment Agreement.

(2)	Pro-rated based on Mr. Laub’s appointment as President and Chief Executive Officer on August 7, 2006.

(3)	Reflects the aggregate market value of unvested option grants that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $6.05 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2006.

(4)	Assumes continued coverage of employee benefits at the amounts paid by Atmel for fiscal 2006 for health insurance.

Arrangements with Graham Turner

Under Swiss law, based on his length of service with the Company and base salary, Mr. Turner would be entitled to receive a lump-sum payment of two months salary if he is terminated for any reason. The estimated amount of this payment would be $59,167, based on Mr. Turner’s base salary as of December 29, 2006 (the last business day of fiscal 2006).

Arrangements with Bernard Pruniaux

Under French law, Mr. Pruniaux will be entitled to certain payments upon his retirement. If Mr. Pruniaux voluntarily retires, he will receive a severance payment of three months salary, a payment for vacation time and a payment for retirement. The estimated amount of these payments would be approximately $101,904, $52,724 and $118,130, respectively, for an aggregate amount of approximately $272,758, based on Mr. Pruniaux’s base salary as of December 29, 2006 (the last business day of fiscal 2006). If Mr. Pruniaux involuntarily retires at the decision of the Company, Mr. Pruniaux will receive a severance payment of six months salary, a payment for vacation time and a payment for retirement. The estimated amount of these payments would be approximately $203,807, $62,509 and $82,234, respectively, for an aggregate amount of approximately $348,550. (These amounts were translated to U.S. Dollars based on average month-end exchange rates of 1.26637 U.S. Dollars per Euro in 2006.)

Compensation of Directors

Compensation for Fiscal 2006

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2006. Mr. Laub and Mr. Wu, who are our employees, do not receive additional compensation for their services as a director.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name(1)	($)	($)(2)(3)(4)	($)

Pierre Fougere	88,000	73,901	161,901
Chaiho Kim	83,000	68,984	151,984
David Sugishita	97,750	91,368	189,118
T. Peter Thomas	87,500	84,405	171,905

(1)	Mr. Laub joined the Board of Directors on February 10, 2006 as a non-employee director. Mr. Laub received cash compensation for his service as a director of $38,000 in fiscal 2006. Once Mr. Laub was appointed President and Chief Executive Officer on August 7, 2006, Mr. Laub no longer accrued, and was not paid, for his service as a director. In addition, George Perlegos and Gust Perlegos served as directors during fiscal 2006; however, as executive officers of the Company, they did not receive any additional compensation for services as a director.

(2)	Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of SFAS No. 123R, but excluding any estimate of future forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. See footnote (1) to “2006 Summary Compensation Table” for a description of the assumptions used in the valuation of these awards under SFAS No. 123R.

(3)	In fiscal 2006, except for Steven Laub, each of our non-employee directors received the following option to purchase shares of our common stock:

		Exercise Price	Grant Date
		Per Share	Fair Value
Grant Date	Number of Shares	($)	($)

4/17/06	15,000	$4.99	45,300

On February 10, 2006, upon joining the Board of Directors, we granted Steven Laub a nonstatutory stock option for the purchase of 50,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date, or $4.78 per share. The grant date fair value of Mr. Laub’s option was $161,000.

(4)	As of December 31, 2006, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Aggregate
Name	Number of Shares

Pierre Fougere	105,000
Chaiho Kim	85,000
David Sugishita	95,000
T. Peter Thomas	245,000

Standard Director Compensation Arrangements

During the first quarter of 2006, each non-employee director, other than Steven Laub, received a cash retainer of $15,000 for service on the Board of Directors and its Committees. Mr. Laub joined the Board of Directors on February 10, 2006 as a non-employee director and received $10,000 as a pro-rated amount of such cash retainer. In addition, during the first quarter of 2006 Mr. Fougere received $1,500 per month for travel and related costs incident to his French residence for his attendance at Board of Directors and Committee meetings.

Cash Compensation

Beginning in April 2006 each non-employee director received a cash retainer of $40,000 per year (pro rated for the year and pro-rated for Directors that did not serve the entire year), paid in installments, for service on the Board of Directors and its Committees. In addition, during 2006 each non-employee director received $1,500 for each Board meeting attended, and $1,000 for each committee meeting attended for each committee on which the non-employee Director served. Also, non-employee directors who served as committee chairs received an annual retainer for such service in the amount of $15,000 for the Chair of the Audit Committee and $10,000 for the chair of other Board committees. Non-employee directors are reimbursed for their expenses in connection with their attendance at Board and Committee meetings and their out-of-pocket business expenses associated with service on the Board of Directors and its Committees.

Equity Compensation

On February 10, 2006, upon joining the Board of Directors, we granted Steven Laub a nonstatutory stock option for the purchase of 50,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date, or $4.78 per share.

Beginning in April 2006, upon joining the Board of Directors, non-employee directors will receive a nonstatutory stock option for the purchase of 50,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date. Such options will vest and become exercisable over four years. Beginning in 2006, annually at the April Board meeting, non-employee directors will also be granted a nonstatutory stock option for the purchase of 15,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date. Such options will vest and become exercisable over one year.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Atmel’s equity compensation plans as of December 31, 2006.

(c)
Number of Securities
	(a)		(b)	Remaining Available
	Number of Securities to		Weighted-Average	for Future Issuance Under
	be Issued Upon Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a)
Plan category	(#)		($)	(#)

Equity compensation plans approved by security holders	30,886,000	(1)	$5.78	40,207,000	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	30,886,000		$5.78	40,207,000

(1)	Includes options to purchase shares outstanding under the 1986 Incentive Stock Option Plan and the 2005 Stock Plan.

(2)	Includes 9,321,000 shares issuable under our 1991 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, the following directors have at one time been members of Atmel’s Compensation Committee: Pete Thomas, Pierre Fougere, Steven Laub and Dave Sugishita. No interlocking relationships exist between any member of the Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee was as of the time of his service on the Compensation Committee a present or former officer or employee of Atmel or its subsidiaries, other than Mr. Sugishita, who since August 2006 has served as non-executive Chairman of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the charter for the Audit Committee, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

During 2006, we paid approximately $250,000 to MartSoft Corporation pursuant to a development agreement. The Chief Executive Officer of MartSoft is the wife of Tsung-Ching Wu, Ph.D., an executive officer and director of Atmel.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for general oversight of the integrity of Atmel’s financial statements, Atmel’s compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and Atmel’s internal accounting and financial controls. This purpose is more fully described in the charter of the Audit Committee which can be accessed on our web site at www.atmel.com/ir/governance.asp.

Our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) has not yet been filed with the Securities and Exchange Commission. As we have previously disclosed, the Audit Committee has initiated an independent investigation regarding timing of past stock option grants and other potentially related issues, including the potential accounting impact. In October 2006, the Audit Committee, after consultation with management, concluded that the Registrant’s financial statements for each of the three fiscal years in the period ended December 31, 2005, which are included in our Annual Report on Form 10-K for the year ended December 31, 2005, the financial statements for the interim periods contained in the Quarterly Reports on Form 10-Q filed with respect to each of these years, and the financial statements included in our Quarterly Report on Form 10-Q for the first quarter of 2006, needed to be restated and should no longer be relied upon. In addition, the correction of errors also affected financial statements for fiscal years prior to fiscal 2003 and, therefore, financial statements for fiscal years prior to fiscal 2003 should also no longer be relied upon. We are currently not in a position to file our 2006 Form 10-K until after the completion of the investigation, which the Audit Committee is making every effort to complete. We will make every effort to file our 2006 Form 10-K with the restated financial statements as soon as practicable after the completion of the investigation.

Accordingly, our Audit Committee has not (1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm, (2) discussed with management and with PricewaterhouseCoopers LLP the evaluation of Atmel’s internal controls and the audit of management’s assessment of the effectiveness of Atmel’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and (3) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with PricewaterhouseCoopers LLP their independence.

As a result, until (1) the Audit Committee’s investigation is complete, (2) our financial statements are restated and (3) the review and discussions referred to above occur, the Audit Committee will not be able to recommend to the Board of Directors that the audited financial statements be included in our 2006 Form 10-K prior to the filing of the 2006 Form 10-K with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

T. Peter Thomas
Pierre Fougere
Dr. Chaiho Kim
David Sugishita

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the Securities and Exchange Commission, each member of the Board of Directors and certain of Atmel’s officers may be deemed to be a “participant” in the Board’s solicitation of proxies in connection with the special meeting. For information with respect to each participant in the Board’s solicitation of proxies in connection with the special meeting, please refer to Appendix A, which sets forth certain information about each participant, including the participants’ beneficial ownership of Atmel common stock and any transaction between any of them and Atmel.

PROPOSAL ONE
REMOVAL OF FIVE DIRECTORS AND
REPLACEMENT WITH FIVE NEW DIRECTORS

George Perlegos has requested the special meeting to present a proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. Atmel stockholders may vote AGAINST, FOR or ABSTAIN on this proposal. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is required to adopt this proposal. Accordingly, abstentions and broker non-votes, as well as shares that are not present at the special meeting (either in person or by proxy), will have the same effect as votes cast against the Perlegos proposal.

The Board of Directors unanimously recommends that stockholders vote AGAINST the Perlegos proposal to remove five members of the Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to replace them with five persons nominated by Mr. Perlegos. By submitting a proxy using the enclosed WHITE proxy card, you will revoke any proxy you may have previously provided to Mr. Perlegos.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 28, 2007 by (i) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our principal executive officers, (iii) each director and (iv) all directors and principal executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable, and can be reached by contacting our principal executive offices.

Common Stock
Beneficial Owner (1)	Beneficially Owned(2)

FMR Corp.(3)	59,023,988
Goldman Sachs Asset Management, L.P.(4)	48,990,288
George Perlegos(5)	25,871,908
Steven Laub(6)	14,583
Tsung-Ching Wu(7)	8,140,731
David Sugishita(8)	57,917
T. Peter Thomas(9)	186,400
Pierre Fougere(10)	34,375
Dr. Chaiho Kim(11)	60,792
Robert Avery(12)	172,716
Graham Turner(13)	663,405
Bernard Pruniaux(14)	210,000
Robert McConnell(15)	221,174
Steve Schumann(16)	2,494,348
All directors and executive officers as a group (11 persons)(17)	12,255,488

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel common stock subject to options held by that person that will be exercisable within 60 days after February 28, 2007, are deemed outstanding.

(3)	Includes 6,750,596 shares of which FMR Corp. has sole voting power and 59,023,988 shares of which FMR Corp. has sole dispositive power. Based on a Schedule 13G filed with the SEC on October 10, 2006, as amended by a Schedule 13G/A filed with the SEC on February 14, 2007, by FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Includes 39,229,967 shares of which Goldman Sachs Asset Management, L.P. has sole voting power and 48,990,288 shares of which Goldman Sachs Asset Management, L.P. has sole dispositive power. Based on a Schedule 13G filed with the SEC on January 10, 2007 by Goldman Sachs Asset Management, L.P. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.

(5)	Includes 15,833,883 shares of which Mr. Perlegos has sole voting power and sole dispositive power and 10,038,025 shares of which Mr. Perlegos has shared voting power and shared dispositive power. Based on a preliminary proxy statement filed by Mr. Perlegos with the SEC on March 30, 2007. The address of Mr. Perlegos is 45863 Bridgeport Place, Fremont, California 94539.

(6)	Includes 14,583 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(7)	Includes 374,999 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(8)	Includes 57,917 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(9)	Includes 170,000 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(10)	Includes 34,375 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(11)	Includes 54,792 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(12)	Includes 172,716 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(13)	Includes 250,000 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(14)	Includes 210,000 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(15)	Includes 210,209 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(16)	Includes 396,666 shares issuable under stock options exercisable within 60 days of February 28, 2007.

(17)	Includes 1,946,257 shares issuable under stock options exercisable within 60 days of February 28, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for stockholder proposals to be considered for inclusion in Atmel’s proxy materials.  Stockholders interested in submitting a proper proposal for inclusion in the proxy materials for our 2007 annual meeting may have done so by submitting such proposal in writing to our offices located at 2325 Orchard Parkway, San Jose, California 95131 by December 8, 2006, and must otherwise have complied with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before Atmel’s annual meetings.  Our bylaws also establish an advance notice procedure for stockholders who wish to present certain matters, including nominations of persons for election to the board of directors and stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholder proposals, including the nomination of a person for election to the board of directors, may not be brought before the meeting unless, among other things: (1) the proposal contains certain information specified in the bylaws, and (2) the proposal is received by us not later than the close of business on March 27, 2007, 120 days prior to the July 25, 2007 meeting date. A copy of the full text of these bylaw provisions may be obtained by writing to the attention of our Chief Legal Officer at the address above. In addition to the above requirements, the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement can be found under Rule 14a-8 under the Exchange Act.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Information in this proxy statement regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, and statements regarding Atmel’s future prospects. All forward-looking statements included in this proxy statement are based upon information available to Atmel as of the date of this proxy statement, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry-wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.

The Audit Committee has not completed its work in connection with its review of past stock option grants and other potentially related issues, including with regard to the accounting and tax implications of the stock option investigation. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

OTHER MATTERS

In July through September 2006, six shareholder derivative lawsuits were filed (three in the U.S. District Court for the Northern District of California and three in Santa Clara County Superior Court) by persons claiming to be Company shareholders and purporting to act on the Company’s behalf, naming the Company as a nominal defendant and some of its current and former officers and directors as defendants. The suits contain various causes of action relating to the timing of stock option grants awarded by the Company. The federal cases were consolidated and an amended complaint was filed on November 3, 2006. The Company and the individual defendants have each moved to dismiss the consolidated amended complaint on various grounds. The state derivative cases have been consolidated and the Company expects an amended consolidated complaint to be filed soon pursuant to a stipulation among the parties.

On March 23, 2007, the Company filed a complaint in the U.S. District Court for the Northern District of California against George Perlegos and Gust Perlegos. In the lawsuit, Atmel asserts that the Perlegoses are using false and misleading proxy materials in violation of Section 14(a) of the federal securities laws to wage their proxy campaign to replace Atmel’s President and CEO and all of Atmel’s independent directors. Further, Atmel asserts that the Perlegos group, in violation of federal securities laws, has failed to file a Schedule 13D as required, leaving stockholders without the information about the Perlegoses and their plans that is necessary for stockholders to make an informed assessment of the Perlegoses’ proposal. In its complaint, Atmel has asked the Court to require the Perlegoses to comply with their disclosure obligations, and to enjoin them from using false and misleading statements to improperly solicit proxies as well as from voting any Atmel shares acquired during the period the Perlegoses were violating their disclosure obligations under the federal securities laws.

No business may be transacted at the special meeting, other than the matters described in the Notice of Special Meeting of Stockholders.

THE BOARD OF DIRECTORS

San Jose, California
April 11, 2007

APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN
OFFICERS OF ATMEL WHO MAY ALSO SOLICIT PROXIES

The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of directors, certain executive officers and other employees of Atmel (“Participants”) who may assist in soliciting proxies from stockholders of Atmel. Unless otherwise indicated, the principal business address of each such person is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131. Ages shown are as of February 28, 2007.

		Present Office or Other Principal
Name	Age	Occupation or Employment and Address

Steven Laub	48	President and Chief Executive Officer and Director
Tsung-Ching Wu	56	Executive Vice President, Office of the President and Director
David Sugishita(1)	59	Chairman
T. Peter Thomas(2)	60	Director
Pierre Fougere(3)	65	Director
Dr. Chaiho Kim(4)	72	Director
Robert Avery	58	Vice President Finance and Chief Financial Officer
Robert Pursel	51	Director of Investor Relations

(1)	Mr. Sugishita serves as a director of various companies including as a Director and Chairman of the Audit Committee for Ditech Communications as well as a Director for Micro Component Technology, Inc.

(2)	Mr. Thomas is Managing Director of ATA Ventures Management LLP, a venture capital firm. The address of ATA Ventures Management LLP is 203 Redwood Shores Parkway, Suite 550, Redwood City, CA 94065.

(3)	Mr. Fougere is currently Chief Executive Officer of Fougere Conseil, a consulting firm. The address of Fougere Conseil is 5 Impasse de L’Oust 78310, Maurepas, France.

(4)	Dr. Chaiho Kim is Joseph A. Alemany University Professor at Santa Clara University in Santa Clara, California. The address is c/o Department of Operations and Management Information Systems, The Leavey School of Business, Santa Clara University, Santa Clara, CA 95053.

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of Atmel common stock held by directors and the named executive officers is set forth in the proxy statement under the caption, “Security Ownership.” The number of shares of Atmel common stock beneficially held by the other Participants as of February 28, 2007 is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of February 28, 2007.

Common Stock
Beneficial Owner(1)	Beneficially Owned(2)

Robert Pursel(3)	6,667

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel common stock subject to options held by that person that will be exercisable within 60 days after February 28, 2007, are deemed outstanding.

(3)	Includes 6,667 shares issuable under stock options exercisable within 60 days of February 28, 2007.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information concerning all purchases and sales of securities of Atmel common stock by the Participants listed below during the past two years (March 1, 2005 through February 28, 2007).

Number of Shares of Common Stock
Name	Date	Purchased (“P”) or Sold (“S”)

Steven Laub	N/A
Tsung-Ching Wu	2/14/06	5,868 (P)(1)
David Sugishita	N/A
T. Peter Thomas	N/A
Pierre Fougere	N/A
Dr. Chaiho Kim	N/A
Robert Avery	N/A
Robert Pursel	N/A

(1)	Shares purchased through the 1991 Employee Stock Purchase Plan.

Miscellaneous Information Regarding Participants

Steven Laub Employment Agreement

In connection with Mr. Laub’s appointment in August 2006 as President and Chief Executive Officer of the Company, he entered into an employment agreement with the Company dated as of August 7, 2006 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Laub receives an annual base salary of $700,000, subject to annual review. Mr. Laub is also eligible to receive annual cash incentives with a target not less than 100% of his base salary, payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board. The Employment Agreement contains covenants for the benefit of the Company relating to non-solicitation, non-competition, non-disparagement and the protection of the Company’s confidential information.

The Employment Agreement provides for certain payments and benefits to be provided to Mr. Laub in the event that he is terminated without “cause” or that he resigns for “good reason,” including in connection with a “change of control,” as each such term is defined in the Employment Agreement. If Mr. Laub is terminated without cause or resigns for good reason within 12 months following a change of control then, subject to Mr. Laub’s compliance with certain covenants (including a covenant not to compete with Atmel for a prescribed period), Mr. Laub will receive: (i) continued payment of his base salary for 24 months; (ii) payment in an amount equal to 100% of his target annual incentive; (iii) the current year’s target annual incentive pro-rated to the date of termination; (iv) 100% (subject to the following sentence) of his then outstanding unvested equity awards will vest; and (v) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months. Notwithstanding the previous sentence, if the change of control occurs between January 2, 2007 and August 7, 2007, only 50% of Mr. Laub’s then outstanding unvested equity awards will vest. Change of control, as defined in the Employment Agreement, includes among other things a change in a majority of the Company’s Board of Directors that would occur if the Perlegos proposal to remove five directors is adopted at the Special Meeting.

Pursuant to the Employment Agreement, Mr. Laub was granted (i) 1,450,000 options to purchase Atmel shares at an exercise price of $4.89, the closing price of Atmel shares on August 7, 2006, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and 1/48 of the shares vesting monthly thereafter, and (ii) 500,000 options on January 2, 2007 at an exercise price of $6.05, the most recent closing price of Atmel shares at such date, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and the remainder of the shares pro-rata monthly over the three year period beginning August 7, 2007. Pursuant to the Employment Agreement, the Company was also contractually obligated to issue 1,000,000 shares of restricted stock (or restricted stock units) (the “Restricted Stock”) to Mr. Laub on January 2, 2007, which would vest at a rate of 25% of the shares on August 7, 2007, and the remainder of the shares pro-rata quarterly over the three-year period beginning August 7, 2007.

However, as a result of the Company not being current in its reporting obligations under the Exchange Act, the Company suspended the issuance and sale of shares of its common stock pursuant to its registration statements on Forms S-8 filed with the Securities and Exchange Commission, and was unable to issue the Restricted Stock to Mr. Laub. On March 13, 2007, the Company and Mr. Laub entered into an amendment (the “Amendment”) of the Employment Agreement to provide that Mr. Laub is issued the Restricted Stock, or if that does not occur, to provide that Mr. Laub is compensated as if the Restricted Stock had been issued. Pursuant to the Amendment, the Company agreed to issue the Restricted Stock to Mr. Laub within 10 business days after the Company becomes current in its reporting obligations under the Exchange Act, but prior to August 6, 2007, subject to the same vesting schedule provided in the Employment Agreement. In the event Mr. Laub’s employment terminates prior to the issuance of the Restricted Stock, the Company will pay Mr. Laub an amount in cash equal to the fair market value of the portion of the Restricted Stock that would have vested had the Restricted Stock been issued on January 2, 2007, as calculated pursuant to the Amendment.

For a description of the terms of the Employment Agreement that provide for certain payments and benefits upon Mr. Laub’s termination, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Agreement with Steven Laub.”

Option Grants to Participants

The following table sets forth certain information with respect to stock options granted to each of the Participants during the last year (March 1, 2006 through February 28, 2007).

			Number of Shares Underlying	Exercise Price
Name	Date		Options Granted(1)	per Share

Steven Laub	1/2/07	(2)	500,000	$6.05
	8/7/06	(3)	1,450,000	$4.89
Tsung-Ching Wu	9/6/06	(4)	300,000	$5.73
David Sugishita	4/17/06	(4)	15,000	$4.99
T. Peter Thomas	4/17/06	(4)	15,000	$4.99
Pierre Fougere	4/17/06	(4)	15,000	$4.99
Dr. Chaiho Kim	4/17/06	(4)	15,000	$4.99
Robert Avery	9/6/06	(4)	200,000	$5.73
Robert Pursel	12/15/06	(5)	6,000	$6.28

(1)	Each option was granted from the Company’s 2005 Stock Plan and has an exercise price equal to the fair market value per share on the date of grant.

(2)	Shares subject to the option vest and become exercisable as follows: 25.0% on August 7, 2007, and the remainder monthly over the three-year period beginning August 7, 2007.

(3)	Shares subject to the option vest and become exercisable as follows: 25.0% on August 7, 2007, and 2.0833% each month thereafter until fully vested.

(4)	Shares subject to the option vest and become exercisable as follows: 12.5% six months after the grant date and 2.0833% each month thereafter until fully vested.

(5)	Shares subject to the option vest and become exercisable as follows: 25.0% one year after the grant date and 2.0833% each month thereafter until fully vested.

* * *

Except as described in this Appendix A or in the proxy statement, none of Atmel or any of the Participants (i) owns any securities of Atmel or any subsidiary of Atmel, beneficially or of record, (ii) has purchased or sold any of such securities within the past two years or (iii) is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or in the proxy statement, to the best knowledge of Atmel and the Participants, none of their associates beneficially owns, directly or indirectly, any securities of Atmel.

Other than as disclosed in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

Other than as disclosed in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Atmel, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Other than as set forth in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Atmel’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which Atmel or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000. During 2006, we paid approximately $250,000 to MartSoft Corporation pursuant to a development agreement. The Chief Executive Officer of MartSoft is the wife of Tsung-Ching Wu, Ph.D., an executive officer and director of Atmel.

Other than as set forth in this Appendix A or in the proxy statement, to the knowledge of Atmel, none of Atmel or any of the Participants, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by Atmel or its affiliates or with respect to any future transactions to which Atmel or any of its affiliates will or may be a party.

PLEASE VOTE TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE.
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

WHITE PROXY
ATMEL CORPORATION
2325 Orchard Parkway
Santa Jose, California

SPECIAL MEETING OF STOCKHOLDERS

PROXY SOLICITED ON
BEHALF OF
THE BOARD OF DIRECTORS OF ATMEL CORPORATION
     The undersigned stockholder of Atmel Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, dated April 11, 2007, and Proxy Statement, dated April 11, 2007, each mailed by Atmel Corporation to its stockholders in connection with the Special Meeting of Stockholders of Atmel Corporation to be held on May 18, 2007 at 9:00 a.m. local time, at the DoubleTree Hotel, 2050 Gateway Place, San Jose, California, (the “Special Meeting”), and hereby appoints Steven Laub and Patrick Reutens, Esq., and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
     This proxy will be voted as directed, or, if no direction is given, this proxy will be voted AGAINST the proposal by George Perlegos to remove five current members of the Atmel Board of Directors (including Atmel’s President and CEO and all of our independent directors) and to elect five new members. Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.
CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

ATMEL CORPORATION
YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Atmel Corporation common stock for the upcoming Special Meeting of Stockholders.
YOU CAN VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone — Call toll-free from the U.S. or Canada at 1-866-883-2399, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1345. Please follow the simple instructions provided. You will be required to provide the unique control number indicated below.
OR
2.	Vote by Internet — Please access https://www.proxyvotenow.com/atml, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number indicated below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
OR
3.	Vote by Mail — If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Atmel Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

WHITE PROXY
The Board of Directors unanimously recommends that stockholders vote AGAINST PROPOSAL ONE.
1.	PROPOSAL BY GEORGE PERLEGOS TO REMOVE PIERRE FOUGERE, T. PETER THOMAS, CHAIHO KIM, DAVID SUGISHITA, AND STEVEN LAUB AS MEMBERS OF THE ATMEL BOARD OF DIRECTORS AND TO ELECT FIVE NEW MEMBERS NOMINATED BY GEORGE PERLEGOS.

AGAINST	FOR	ABSTAIN
☐	☐	☐

Date:	, 2007

Signature

Signature

Title(s)

This Proxy should be signed and dated by the stockholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.